EXHIBIT 10.134

BEFORE THE NEW MEXICO PUBLIC REGULATION COMMISSION

IN THE MATTER OF THE APPLICATION	)
OF PNM RESOURCES INC. AND TEXAS-)
NEW MEXICO POWER CO. FOR APPROVAL	)
OF PNM RESOURCES' ACQUISITION OF	)
TNP ENTERPRISES INC.; FOR APPROVAL	) CASE NO. 04-00315-UT
OF TEXAS-NEW MEXICO POWER'S	)
PROPOSED REGULATORY PLAN; AND	)
FOR ALL OTHER APPROVALS AND	)
AUTHORIZATIONS REQUIRED TO	)
EFFECTUATE AND IMPLEMENT THE	)
ACQUISITION.	)
)
PNM RESOURCES INC. AND TEXAS-NEW	)
MEXICO POWER CO.	)
)
Applicants	)
)
)

 STIPULATION

            PNM Resources, Inc. ("PNM Resources"); Texas-New Mexico Power Company ("TNMP"); the Staff of the Utility Division ("Staff") of the New Mexico Public Regulation Commission ("NMPRC" or "Commission"); the New Mexico Industrial Energy Consumers ("NMIEC"); and Patricia Madrid, the Attorney General of the State of New Mexico (the "AG"), (collectively the "Signatories"), through their undersigned authorized representatives, agree and stipulate as follows:

INTRODUCTION

            1.         On September 9, 2004, the Applicants, PNM Resources and TNMP, filed with the NMPRC an Application Requesting Approvals and Authorizations for (1) the acquisition by PNM Resources of TNP Enterprises, Inc. ("TNP Enterprises"), the holding company of TNMP; (2) a plan for sharing certain claimed net synergy savings with customers by means of billing credits; and (3) all the approvals, authorizations and actions that may be required under the New Mexico Public Utility Act to consummate and implement the acquisition and plan.

            2.         If this transaction is approved, PNM Resources would acquire all the outstanding common stock of TNP Enterprises in exchange for PNM Resources stock and cash.  TNMP will remain a wholly-owned subsidiary of TNP Enterprises and TNP Enterprises would become a wholly-owned subsidiary of PNM Resources.  Public Service Company of New Mexico ("PNM") will remain as a wholly-owned subsidiary of PNM Resources.

3.         The Signatories have arrived at this Stipulation which they believe is fair, just and reasonable and not inconsistent with the public interest.  In addition to the Signatories, El Paso Electric Company, Phelps Dodge Corporation, Southwestern Public Service Company, the City of Albuquerque, MSR Public Power Agency, Otero County Electric Cooperative, the United States Executive Agencies, the Regents of the University of New Mexico, and Tri-State Generation and Transmission Association, Inc. intervened in the proceeding and participated, from time to time, in the discussions that led to this Stipulation.

STIPULATION

            4.         The Signatories stipulate that PNM Resources' and TNMP's Application should be approved and PNM Resources should be authorized to acquire the common stock of TNP Enterprises, allocate a portion of the net synergy savings to PNM and TNMP customers and implement a rate reduction for TNMP's New Mexico retail electric customers as set forth herein, and receive all other approvals, authorizations and actions as may be required under the New Mexico Public Utility Act to consummate and implement the transaction contemplated in the Application on the following terms and conditions:

Net Synergy Savings

            5.         The consolidation of services as a result of the transaction is expected to result in reduced costs for the affiliated companies through, among other things, reductions in corporate and headquarters' staffing, reduced corporate and administrative programs, and purchasing savings through economies of scale.  Savings will be gained through elimination of duplicate and overlapping activities that might otherwise occur with each affiliate company providing its own support services.  These savings, net of costs to achieve them, are referred to as "net synergy savings".

Allocation of Net Synergy Savings

            6.         Net synergy savings of $24.9 million, as described in the Application, will be allocated among the affiliated New Mexico and Texas companies (PNM Resources, PNM, Avistar, and the TNPE Group) as described below.

            7.         None of the net synergy savings ($24.9 million) will be allocated to TNP Enterprises.  The $649,282 of net synergy savings allocated to TNP Enterprises in the Company's original filing shall be assigned to TNMP's New Mexico utility ("TNMP-NM").  Total net synergy savings allocated to TNMP-NM will therefore be adjusted up to $1,916,430.  The $1,916,430 is included as part of the overall rate reduction to TNMP's New Mexico customers as set forth in paragraph 10, below.

            8.         PNM electric retail customers will receive a total of $6,990,127 as their share of the net synergy savings.  Such amount shall be allocated as follows:

(a)      Effective with closing, net synergy savings of $2,330,043 will be used to create a regulatory liability for the benefit of customers, to be recognized in PNM's next general rate case (the "2007 Electric Retail Rate Case").  This amount shall accrue interest at 8.64% from the date of closing until reflected in new rates.

(b)      Beginning January 1, 2008, PNM will implement a rate rider to credit the balance of the net synergy savings allocated to PNM retail electric customers.  The credit rate rider will remain in effect until PNM electric retail customers receive rate credits totaling $4,660,084 (expected to be by June 30, 2010).  PNM will file a reconciliation report with the commission, with electronic copies to all intervenors in this Case, within 60 days of completing the refund.

(c)      In the 2007 Electric Retail Rate Case, PNM will calculate cumulative and test year net synergy savings.  In that Case, PNM will explain any differences between the net synergy savings calculated, and the net synergy savings anticipated in this Case.  If the cumulative amount of net synergy savings is less than $49.8 million, PNM will make an adjustment to remove the net cost or benefit included in the cost of service study (excluding the $2,330,043 regulatory liability and accrued interest described in paragraph 8(a) above).  In the 2007 Electric Retail Rate Case, if the amount of cumulative net synergy savings is greater than $49.8 million, PNM will remove the net cost or benefit included in the cost of service study (excluding the $2,330,043 regulatory liability and accrued interest described in paragraph 8(a) above) and allocate any net synergy savings above the $49.8 million to the affiliated New Mexico companies using the same methodology described in the Direct Testimony of Thomas G. Sategna (except that none of the net synergy savings will be allocated to TNP Enterprises).  Any amounts allocated to PNM's electric retail customers through the above-described allocation process will be reflected as a reduction in PNM's cost of service in the 2007 Electric Retail Rate Case.  Any other parties to that rate case may challenge and contest PNM's calculation of net savings.

(d)      In any subsequent rate case proceeding, no tracking or adjustments to the test period cost of service will be proposed by PNM related to net synergy savings.  Parties may, however, argue to include or exclude any costs to achieve the net synergy savings, and parties may also argue whether to impute savings.

9.         PNM gas customers will receive their share of net synergy savings through a credit rate rider over five years as described in the Direct Testimony of Thomas G. Sategna.  The total amount of net synergy savings to be credited back to PNM gas customers through the rate rider will be $4,299,761.  PNM will file a reconciliation report within 60 days of completing the refund, with electronic copies to all intervenors in this Case.

10.       TNMP-NM's rates will be reduced from current levels for all customers, except Phelps Dodge, effective for bills rendered beginning with the first normal billing cycle of January 2006 as follows:  (1) by 1.851 cents per kWh effective on January 1, 2006 through December 31, 2007; (2) effective January 1, 2008, rates shall be reduced by an additional 0.1 cents per kWh, for a total reduction of 1.951 cents per kWh through December 31, 2008; and (3) effective January 1, 2009, rates shall be reduced by an additional 0.1 cents per kWh, for a total reduction of 2.051 cents per kWh through December 31, 2010.  As part of the rate reduction, the current TNMP fuel and purchased power adjustment clause will be eliminated once amounts in the balancing account (plus or minus) as of December 31, 2005 are collected or returned to customers, but in no event will the fuel clause remain in effect after March 31, 2006.

11.       The Signatories will not seek or support any change in TNMP's cost of service rates, other than the reduction described in paragraph 10, that would go into effect prior to January 1, 2011.  The Signatories may support combining TNMP-NM and PNM cost of service rates, in a manner that has no adverse rate impact on PNM retail electric customers, for cost of service rates to go into effect after December 31, 2010.  However, the Signatories will not support a combined cost of service to be effective after December 31, 2010 and prior to July 1, 2015 that would require a shift in annual revenue requirements from TNMP's New Mexico retail customers to retail electric customers in PNM's current service area greater than $1.5 million per year. Shifting cost recovery to later years to meet the $1.5 million threshold will not be permitted.

12.       The resource plan to be filed with the Commission on March 31, 2005, will be re-filed, consistent with the Commission's order in this proceeding, 45 days after Commission approval of this Stipulation.  Such re-filed plan shall include both PNM and TNMP-NM as stand-alone utilities, and as an integrated system.

Other Rate Issues

13.       PNM and TNMP agree that they will not seek to recover through rates any amounts for goodwill or intangible assets resulting from the acquisition.  If an amount of goodwill or intangible assets is pushed down to TNMP as an acquisition adjustment under the FERC chart of accounts, PNM and TNMP agree not to seek recovery of such amounts.

14.       PNM agrees not to include certain transaction costs in any rate proceeding.  The transaction costs not to be recovered in rates include the following:  (1) TNPE recapitalization costs, i.e., PIK preferred call premium, call premium on 10.25% debt refinancing, and underwriting fees (legal, banking and others) incurred in connection with the recapitalization activities; (2) change of control/severance cost in excess of $5.4 million; (3) bank advisory fees incurred in connection with the acquisition; and (4) legal, external accounting and rating agency fees related to the negotiation and execution of the Stock Purchase Agreement.

15.       Subject to the provisions of paragraph 11, the parties agree that the integration of TNMP-NM and PNM utility operations should have no adverse impact on PNM rates and service.  Such impacts will be avoided through separate electric utility rates for PNM and TNMP-NM. A fuel clause will not be implemented for PNM electric customers as a result of this transaction.  Effective January 1, 2007, PNM shall integrate the TNMP-NM assets into PNM, but shall continue to have separate rates until otherwise ordered by the NMPRC.  The integration and resulting transfer of assets from TNMP-NM to PNM, as set forth herein, should be approved by the Commission as part of the transaction.

General Conditions

16.       PNM agrees that it shall not seek to recover in New Mexico retail rates to be effective prior to December 31, 2010, more than the New Mexico jurisdictional share of $250,000 per year for the cost of a market monitor.

17.       Subject to any change in statute or the issuance of a non-appealable decision from a federal appeals court, the U.S. Supreme Court or the New Mexico Supreme Court that would prevent compliance with the following commitment, PNM and TNMP-NM commit to obtain NMPRC approval for any proposed transfer of ownership or operational authority over their

New Mexico jurisdictional transmission systems prior to such transfer.  Any such application shall include a cost/benefit analysis.  If PNM or TNMP is ordered to transfer ownership or operational authority of transmission facilities subject to the Commission's jurisdiction by an entity other than the NMPRC, and the order is not contingent on NMPRC approval, PNM or TNMP (as the case may be) agrees to seek judicial review and in good faith exhaust all opportunities to appeal and overturn such order.  Such judicial review or appeal` may be withdrawn if the NMPRC grants approval for such transfer.  This provision shall not be interpreted to require additional approval (other than what is contained in the NMPRC's approval of this Stipulation) for PNM to acquire TNMP's New Mexico operations and assets.

18.       This Stipulation shall not become effective until the FERC issues an order approving this transaction without conditions that mandate, coerce or entice PNM or TNMP to join an RTO or similar organization.  PNM Resources shall serve a copy of the FERC order with the Commission and all of the Parties within three days of receipt of that order.  If any signatory files a notice with the Commission that it objects to any such conditions contained in the FERC order, the Signatories agree to withdraw the Stipulation from consideration by the Commission.  This Stipulation shall become effective if no Signatory files a notice of objection within 13 days of the service of the FERC order by PNM Resources.

19.       The Commission has continuing jurisdiction to investigate whether future actions of the SEC have an adverse and material effect on PNM's or TNMP's New Mexico service and rates, and to amend its order in this Case to counter any material adverse effects of an SEC order conditioning this acquisition.

            20.       PNM agrees that its requested cost of equity in its next general rate case will be based on the higher of its actual credit rating by Standard & Poor's or BBB, unless PNM can demonstrate that the rating lower than BBB is caused by events unrelated to this acquisition or its effects.  PNM shall have the burden of establishing that the order meets the standard of this paragraph.

21.       PNM Resources and its affiliates, including TNPE, will be subject to the holding company and other provisions attached hereto as Exhibit "A".  Such provisions include dividends, cost allocations, loan agreements, asset transfers, affiliate transactions, separateness covenants, federal preemption, and arise from the Commission's final order in Case No. 3137, as well as the other orders and requirements listed in Exhibit A.  The compilation in Exhibit A is not intended to eliminate any requirements from prior Commission orders by omission.  If there are any inconsistencies between Exhibit A and this Stipulation, the provisions of this Stipulation shall govern.  PNM/TNMP agree to hold New Mexico jurisdictional customers harmless from any and all negative impacts of activities engaged in by affiliates.  Nothing in the approval of this acquisition shall preclude the NMPRC from taking steps that it deems necessary to protect ratepayers and to assure that the utilities' ability to provide reasonable and proper service at fair, just and reasonable rates will not be adversely and materially affected.

22.       No New Mexico jurisdictional asset valued at greater than $50,000, will be transferred out of the utilities (either PNM or TNMP) to any affiliate without prior Commission approval. Transfers of any jurisdictional assets after $100,000 of assets have been transferred in a calendar year will also require Commission approval.  This approval shall not be interpreted to require additional approval (other than that contained in the NMPRC's approval of this Stipulation) for PNM to integrate TNMP-NM assets into PNM effective January 1, 2007 as provided in paragraph 15 above.

23.       Reports on employee transfers (by job title) between PNM or TNMP's New Mexico operations and their affiliates shall be filed with the NMPRC, with electronic copies to all intervenors in this Case, by April 1 and November 1 of each year.

24.       A cost allocation manual ("CAM") integrating the TNPE acquisition shall be filed within six months of the closing of the acquisition, with electronic copies to all intervenors in this Case.  Any CAM will be subject to review and challenge in any rate proceeding.

Other Provisions

25.       PNM and TNMP agree to maintain TNMP's current transmission and distribution ("T&D") construction centers, local offices and the current number of TNMP employees in New Mexico performing T&D field services for a period of two years after closing of this transaction.  Prior to that time, T&D field service employee reductions can be accomplished only through attrition, voluntary severance or early retirement.

26.       The PNM and TNMP annual reports to the NMPRC will contain information on reliability indices including at least SAIDI and SAIFI.

            27.       Attached to this Stipulation are the following exhibits:

                        Exhibit A ‑ Restatement of Case 3137 Holding Company, Merchant Plant and other conditions Pursuant to Paragraph 21 of this Stipulation.

                        Exhibit B ‑ Notification of Information Updating Public Service Company of New Mexico's Revised General Diversification Plan to reflect the new affiliations and corporate structure after completion of the acquisition.

                        Exhibit C ‑ Notification of Information Updating Texas‑New Mexico Power Company Amended General Diversification Plan reflecting changes in the information included in TNMP's GDP that will result from the closing of the proposed acquisition.

Staff has reviewed Exhibits B and C and has concluded that no additional information is required.  Applicants' position is that the acquisition does not involve a Class II transaction which would require approval of new or amended GDPs.  However, all Signatories agree that the Commission's approval of this transaction pursuant to NMSA 1978, § 62‑6‑12 should include any and all approvals required by the Public Utility Act or Commission regulations for the transaction to close, whether or not expressly granted.

28.       The Commission must approve any changes, extensions or other modifications to the existing PNM/TNMP power contract prior to their taking effect.

29.       PNM and TNMP (while it has New Mexico jurisdictional operations) shall obtain prior Commission approval for  sales of capacity or energy to non-utility subsidiaries of any of the holding companies, except for emergency and economy energy  sales, and except for sales from Merchant Plant or Excluded Plant.

30.       PNMR, PNM, TNPE and TNMP commit that the Commission shall have access to those books and records of any PNMR affiliates involved in transactions downstream of a Class I or Class II transaction which are reasonably required and pertinent to an examination of the reasonableness of the Class I or Class II transaction.

General Provisions

            31.       Except as specifically stated in the language of this Stipulation, the provisions of this Stipulation have no precedential effect and the Parties do not waive rights they may have in any other pending or future proceeding and will not be deemed to have approved, accepted, agreed to or consented to the application of any concept, principle, theory or method in any future proceeding.

            32.       A Final Order issued by the Commission approving this Stipulation will not constitute a bar to further litigation of issues raised in pleadings and testimony or any issues which could have been raised or any other matters which have not been specifically addressed by this Stipulation.  In accordance with 17 NMAC 1.2.23.4, by approving this Stipulation, the Commission is neither granting any approval nor creating any precedent regarding any principle or issue in this or any other proceeding.

            33.       This Stipulation reflects a negotiated settlement, and if the Stipulation is not executed or is not adopted in its entirety by the Commission, without additions or deletions,  the Stipulation will be void and any statement made or positions taken by the Parties during the course of these negotiations will not be admissible before any regulatory agency or court.  The Stipulation contains the full intent and understanding of the entire agreement of the Parties and no implication should be drawn on any matter not addressed in the Stipulation.  There are not and have not been, any representations, warranties or agreements other than those specifically set forth above.

            34.       This Stipulation may be executed in a number of counterparts including by telefax, each of which will be deemed to be an original and all of which will constitute one of the same agreement.

                        Respectfully submitted this 28th day of February, 2005.

Patrick Ortiz
Charles Garcia
Madonna Bixby
Alvarado Square, MS 2822
Albuquerque, NM  87158-2822
(505) 241-2896
(505) 241-2368 (fax
portiz@pnm.com

WHITE, KOCH, KELLY & McCARTHY, P.A.

By:       /s/  Benjamin Phillips
      BENJAMIN PHILLIPS
      REBECCA DEMPSEY
      433 Paseo de Peralta
      Santa Fe, NM  87501
      (505) 982-4374
      (505) 984-8631 (fax)
      phillips@wkkm.com
      rdempsey@wkkm.com

      Attorneys for PNM Resources

      Michael D. Blanchard
      Vice President & General Counsel
      Gary W. Boyle
      Senior Litigation Attorney
      Texas-New Mexico Power Company
      4100 International Plaza
      Forth Worth, TX  76109
      (817) 731-0099
      (817) 737-1333 (fax)
      mblanchard@tnpe.com
      gboyle@tnpe.com

COMEAU, MALDEGEN, TEMPLEMAN &
INDALL, LLP

By:       /s/  William P. Templeman
      WILLIAM P. TEMPLEMAN
      JOSEPH E. MANGES
      141 E. Palace Ave.
      Post Office Box 669
      Santa Fe, NM  87504-0669
      (505) 982-4611
      (505) 988-2987 (fax)
      wtempleman@cmtisantafe.com
      jmanges@cmtisantafe.com

UTILITY STAFF OF THE NEW MEXICO
   PUBLIC REGULATION COMMISSION

By:         /s/  Dahl Harris
      DAHL HARRIS
      Staff Counsel
      223 East Palace
      Santa Fe, NM  87502-2013
      Phone:  (505) 827-7479
      Fax:  (505) 927-6916

NEW MEXICO INDUSTRIAL ENERGY
   CONSUMERS.

By:         /s/  Steven S. Michel
      STEVEN S. MICHEL
      368 Hillside Avenue
      Santa Fe, NM  87501
      Phone:  (505) 989-8731
      Fax:  (505) 989-1450

PATRICIA MADRID
NEW MEXICO ATTORNEY GENERAL

By:         /s/  Jeff Taylor
      Jeff Taylor
      Assistant Attorney General
      Post Office Drawer 1508
      Santa Fe, NM  87504-1508
      Phone:  (505) 827-6000
      Fax:  (505) 827-5826

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